EXHIBIT 5.1

                                YIGAL ARNON & CO.
                              ADVOCATES AND NOTARY

                             TEL AVIV August 7, 2008

Direct
Dial:       972-608-7726
Direct Fax: 972-608-7714
E-mail:     davids@arnon.co.il

Tower Semiconductor Ltd.
Ramat Gavriel Industrial Zone
Migdal Haemek
ISRAEL

Dear Sir and Madam:

     We have acted as Israeli counsel to Tower Semiconductor Ltd. (the "Company"), a corporation organized under the laws of the State of Israel. As such, we have participated in the preparation of the Company's registration statement on Form F-4 and the amendment no.1 to the Registration Statement (the "Registration Statement") relating to the registration under the United States Securities Act of 1933, as amended, of 128,443,703 ordinary shares of the Company, par value of 1.00 NIS each (the "Shares").

     The Shares are to be issued pursuant to the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") entered into on May 19, 2008, between the Company, its wholly owned subsidiary, Armstrong Acquisition Corp., and Jazz Technologies, Inc.

     We have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion.

     In this examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making this examination of executed documents, we have assumed that the parties thereto, other than Tower, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Tower and others and of public officials.


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     Upon the basis of such examination, and subject to the foregoing, we advise you that in our opinion:

          When the merger is completed in accordance with the Merger Agreement, the issuance of the Shares will be duly authorized, and upon issuance the Shares will be validly issued, fully paid and nonassessable

     We are members of the Israel Bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

     We consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement, and we consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Sincerely,


                                                     /s/ Yigal Arnon & Co.
                                                     ---------------------
                                                     Yigal Arnon & Co.